Exhibit 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185 Fax: 720-981-1186	Trading Symbol: VGZ Toronto and NYSE American Stock Exchanges

__________________ NEWS _________________

Vista Gold Corp. Announces Voting Results from Annual General Meeting

Denver, Colorado, April 26, 2018 - Vista Gold Corp. (the “Company,” “we” or “our”) (NYSE American and TSX: VGZ) today announced the voting results from its annual general and special meeting of shareholders held on Thursday, April 26, 2018 in Vancouver, British Columbia (the “Meeting”).

A total of 60,182,042 common shares in the capital of the Company (“Common Shares”) were represented at the meeting, being 60.54% of the Common Shares. Detailed results for the ballot votes are as follows:

Proposal	Votes For %	Votes Withheld %
Election of John M. Clark as Director	98.16	1.84
Election of Frederick H. Earnest as Director	98.16	1.84
Election of W. Durand Eppler as Director	98.08	1.92
Election of C. Thomas Ogryzlo as Director	98.08	1.92
Election of Michael B. Richings as Director	97.67	2.33
Election of Tracy A. Stevenson as Director	98.06	1.94

In addition, at the Meeting, shareholders appointed EKS&H LLLP as auditors of the Company and passed ordinary resolutions to approve: on an advisory basis, the compensation of the Corporation’s Named Executive Officers; and all unallocated options under the Corporation’s Stock Option Plan.

The Corporation received some feedback from shareholders on the matters to approve all unallocated awards under the Corporation’s Long Term Equity Incentive Plan and to adopt a Deferred Share Unit Plan for the Corporation. Management plans to take some time to consider the feedback received. Accordingly, these matters were not considered at the Meeting.

About Vista Gold Corp.

The Company is a well-funded gold project developer. Our principal asset is our flagship Mt Todd gold project in Northern Territory, Australia. Mt Todd is the largest undeveloped gold project in Australia. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

For further information, please contact Connie Martinez at (720) 981-1185.